Exhibit c3

HEWITT SERIES TRUST

Certificate of Designation

The undersigned, constituting all of the trustees of Hewitt Series Trust, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”), hereby certify that:

1. Article III, Section 6 of the Declaration of Trust, dated July 6, 1998, provides that the Trust is authorized to designate additional classes of shares as may be determined from time to time by the Board of Trustees.

2. Pursuant to the authority expressly vested in the Board of Trustees of the Trust by the provisions set forth in the Declaration of Trust, the Board of Trustees has adopted the following to provide for the establishment of two classes of shares of the Hewitt Money Market Fund (the “Fund”), a series of the Trust:

A. The classes shall be designated as “Administrative” and “Institutional” (collectively known as the “New Shares”) and shall have the same rights and preferences as provided in Article III, Section 6 of the Declaration of Trust;

B. The New Shares shall have the same voting rights as provided in the Declaration of Trust under Article III, Section 6 of the Declaration of Trust;

C. All of the outstanding shares of the Fund as of the date hereof shall be designated Administrative shares.

IN WITNESS WHEREOF, each of the undersigned Trustees of the Trust have executed this Certificate of Designation as of the 18th day of February, 2005.

/s/ E. Scott Peterson
E. Scott Peterson

/s/ Donald S. Hunt
Donald S. Hunt

/s/ John D. Oliverio
John D. Oliverio